For period ending August 31, 1996             Attachment 77C

File Number 811-4312

                        PaineWebber Mutual Fund Trust

A special meeting of shareholders was held on April 10, 1996, at which the following proposals were approved:

Approval of the proposed changes to the Trust's fundamental investment restrictions and policies:

  1. Modification of Fundamental Restriction on Portfolio Diversification for Diversified Funds:
  2.  Modification of Fundamental Restriction on Concentration;
  3.  Modification of Fundamental Restriction on Senior Securities and
  Borrowing;
  4.  Modification of Fundamental Restriction on Making Loans;
  5.  Modification of Fundamental Restriction on Underwriting Securities;
  6.  Modification of Fundamental Restriction on Real Estate Investments;
  7.  Modification of Fundamental Restriction on Investing in Commodities;
  8.  Elimination of Fundamental Restriction on Margin Transactions;
  9.  Elimination of Fundamental Restriction on Short Sales;
 10. Elimination of Fundamental Restriction on Investments in Oil, Gas and Mineral Leases and Programs; and
 11. Elimination of Fundamental Restriction on Investments in Other Investment Companies.

For each of the proposals listed above the votes were as follows:

                        Shares          Shares
                        For Voted       Voted Against   Shares Abstain

California Income
Fund                    9,292,983         81,319           431,696


National Tax-Free
Fund                    19,181,879        346,358          945,344



     In addition to the items noted above, the Trust s shareholders elected board members. Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action on this proposal since there were no solicitations in opposition to the registrant s nominees and all of the nominees were elected.

     A more complete description of the proposal referred to above is hereby incorporated by reference to the Trust s proxy materials dated February 28, 1996 relating to the Special Meeting of Shareholders. These Schedule 14A materials were filed with the Securities and Exchange Commission via EDGAR on February 28, 1996, the accession code number was 0000950112-96-000634.

For period ending August 31, 1996             Attachment 77D
File Number 811-4312


                        PaineWebber Mutual Fund Trust


     California Tax-Free Income Fund and National Tax-Free Income Fund amended their investment policies to allow for the current use of options and futures strategies, including interest rate futures.

     FORM 10f-3     FUND:  PaineWebber National Tax-Free Income Fund

     Record of Securities Purchased Under the Fund's Rule 10f-3 Procedures

     1.   Issuer:  Detroit W&S

     2.   Date of Purchase:  11/15/95
     3.  Date offering commenced:  11/15/95

     4.   Underwriters from whom purchased:  Merrill Lynch

     5. "Affiliated Underwriter" managing or participating in syndicate: PaineWebber

     6.   Aggregate principal amount of purchase:  $4,000,000

     7.   Aggregate principal amount of offering:  $287,000,000

     8.   Purchase price (net of fees and expenses):  90 1/8

     9.   Initial public offering price:  90 1/8

     10.  Commission, spread or profit:           %    $ 5/8




     11.  Have the following conditions been satisfied?
     YES
     NO


 a. The securities are part of an issue registered under the Securities Act of 1933 which is being offered to the public or are"municipal securities" as defined in Section 3(a)(29) of the Securities Exchange Act of 1934.
    X
 _______


 b. The securities were purchased prior to the end of the end first full business day of the offering at not more than the initial offering price (or, if a rights offering, , the securities were purchased on or before the fourth day preceding the day on which the offering terminated.
    X
 _______


 c. The underwriting was a firm commitment underwriting.
    X
  _______


 d. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.
    X
  _______


 e. (1) If securities are registered under the Securities Act of 1933, the issuer of the securities and its predecessor have been in continuous operation for not less than three years.
    X
  _______

    (2) If securities are municipal securities, the issue of securities has received an investment grade rating from a nationally recognized statistical rating organization or, if the issuer or entity supplying the revenues from which the issue is to be paid shall have been in continuous operation for less than three years (including any predecessor),the issue has received one of the three highest ratings from at least one such rating organization.
    X
  _______


 f. The amount of such securities purchased by all of the investment companies advised by Mitchell Hutchins did not exceed 4% of the principal amount of the offering or $500,000 in principal amount, whichever is greater, provided that in no event did such amount exceed 10% of the principal amount of the offering.
    X
  _______

 g. The purchase price was less than 3% of the Fund's total assets.
 _______
 _______

h. No Affiliated Underwriter was a direct or indirect participant in or beneficiary of the sale or, with respect to municipal securities, no purchases were designated as group sales or otherwise allocated to the account of any Affiliated Underwriter.
    X
 _______

Approved:  Richard S. Murphy               Date:  11/15/96